Exhibit 99

CyberOptics Returns to Profitability in First Quarter of 2010

Higher Sales and Earnings Forecasted for Second Quarter

Minneapolis, MN—April 21, 2010—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2010 ended March 31.

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Consolidated sales totaled $12,341,000, an increase of 38% from $8,975,000 in the fourth quarter of 2009 and also up 183% from $4,362,000 in the year-earlier period.  Order bookings for the first quarter were up 58% to $16,960,000 from $10,704,000 in the fourth quarter of 2009.

•	First quarter operating income was $257,000, compared to operating losses of $1,560,000 in last year’s fourth quarter and $3,981,000 in the first quarter of 2009.

•	Net income came to $247,000 or $0.04 per diluted share, compared to net losses of $1,619,000 or $0.24 per share in the fourth quarter and $2,433,000 or $0.36 per share in the first quarter of 2009.

•	Cash and marketable securities totaled $22,153,000 at the end of this year’s first quarter, compared to $21,879,000 at the beginning of 2010.

Kathleen P. Iverson, chief executive officer and chair, commented: “Our return to profitability was driven by our ability to capitalize upon the upturn in the global electronics market with our offerings of alignment sensors and new cost-reduced inspection systems. CyberOptics’ performance also is benefitting from our global strategic restructuring and realignment of R&D and manufacturing, which has sharpened our focus on our growth objectives.”

She continued: “Sales of alignment sensors to manufacturers of robotic assembly equipment, including JUKI and Assembleon, were up 61% from last year’s fourth quarter. Sales of inspection systems increased 32% during the same period, paced by orders for our SE500 solder paste inspection (SPI) system from original design manufacturers (ODMs) in China. Introduced in 2009 as our next-generation SPI system, the SE500’s best-in-industry performance has significantly strengthened CyberOptics’ leading position in the solder paste inspection market. During the quarter, we also made our initial sales of the SE350 solder paste inspection system, our first lower-tier SPI offering utilizing our industry leading 3D solder paste inspection technology. The SE350 is a lower cost system for customers that do not require the full inspection functionality of the SE500. First quarter revenues also benefited from the initial shipment of solar wafer alignment cameras to a global supplier of solutions for photovoltaic cell manufacturing.”

Embedded inspection technology forms the basis of CyberOptics’ strategy aimed at increasing the size of its addressable market for inspection solutions and diversifying into new markets. This technology utilizes common hardware platforms and sensing capabilities that are embedded in CyberOptics’ stand-alone systems as well as the production equipment of OEM customers. By leveraging and embedding our technology in this manner, CyberOptics is providing a lower cost solution to the approximately 50% of the market that currently uses no form of circuit board inspection.

Several other new products, including those based on embedded inspection technology, are expected to contribute to CyberOptics’ revenue stream as the year progresses:

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Initial shipments of our next-generation QX500 automated optical inspection (AOI) system, which features a reduced-cost platform and exceeds the performance metrics of our current AOI offering and those of our competitors, are expected in this year’s second quarter. Based upon high levels of customer interest, the QX500 is expected to be a significant growth driver in 2010.

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Later in 2010, DEK International is expected to start shipping solder paste screen printers equipped with our embedded inspection technology as an option. These DEK systems will improve yields by enabling solder paste screen printing and high-speed, 100%, 2-D inspection to run concurrently.

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Milara, Inc. became a customer for embedded technology in March when it was announced that the 3-D inspection sensor in CyberOptics’ stand-alone SE500 system had been integrated into Milara’s TouchPrint Digital TD2929 inline solder paste screen printer. This integration results, for the first time, in high-speed, 100%, 3-D solder paste inspection within a screen printer. Initial orders from Milara are expected later this year.

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JUKI has incorporated CyberOptics’ embedded process verification, or EPV™, inspection technology into its KE-2070 pick-and-place machine. The KE-2070 is the industry’s first system capable of inspecting for the presence or absence of electronic components on SMT circuit boards immediately following their placement. The EPV technology is currently being integrated into two additional JUKI platforms.

Iverson added: “Reflecting the strong progress that we are making with our growing range of inspection solutions, we are receiving significant orders from a number of the industry-leading ODMs . We gained five new customers in this year’s first quarter, and new orders for both inspection systems and alignment sensors are continuing at robust levels thus far in the second quarter. Moreover, we ended this year’s first quarter with an order backlog of $11.7 million, up from $7.1 million at the beginning of 2010. The majority of this backlog is scheduled to ship in the second and third quarters. Given these factors, we are forecasting earnings of $0.12 to $0.17 per diluted share on revenues of $16.0 to $17.0 million for the second quarter of 2010 ending June 30.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the impact of current economic conditions on the Company’s performance; the timing and magnitude of any potential recovery in financial performance resulting from the global economic downturn; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the timing of and our ultimate ability to return to profitability in 2010; the level of profitability we achieve in 2010, if any; success of anticipated new OEM and end user opportunities  and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call will be available at 303-590-3030 with the 4283427 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended March 31,
	2010	2009
Revenue	$12,341	$4,362
Cost of revenue	7,085	2,984
Gross margin	5,256	1,378
Research and development expenses	1,777	2,077
Selling, general and administrative expenses	3,177	2,932
Restructuring and severance costs	—	305
Amortization of intangibles	45	45
Income (loss) from operations	257	(3,981)
Interest income and other	77	208
Income (loss) before income taxes	334	(3,773)
Provision (benefit) for income taxes	87	(1,340)
Net income (loss)	$247	$(2,433)
Net income (loss) per share - Basic	$0.04	$(0.36)
Net income (loss) per share - Diluted	$0.04	$(0.36)
Weighted average shares outstanding - Basic	6,839	6,771
Weighted average shares outstanding - Diluted	6,871	6,771

Condensed Consolidated Balance Sheets
	March 31, 2010 (Unaudited)	Dec.31,2009
Assets
Cash and cash equivalents	$4,810	$4,177
Marketable securities	13,761	14,557
Accounts receivable, net	10,469	8,389
Inventories	8,923	7,745
Income tax refunds and deposits	2,524	2,499
Other current assets	1,303	1,130
Deferred tax assets	2,040	2,040
Total current assets	43,830	40,537

Marketable securities	3,582	3,145
Intangible and other assets, net	1,157	1,211
Fixed assets, net	1,939	1,921
Other assets	163	163
Deferred tax assets	4,137	4,160
Total assets	$54,808	$51,137

Liabilities and Stockholders' Equity
Accounts payable	$6,593	$3,652
Accrued expenses	2,921	2,537
Total current liabilities	9,514	6,189

Other liabilities	549	546
Total liabilities	10,063	6,735

Total stockholders' equity	44,745	44,402
Total liabilities and stockholders' equity	$54,808	$51,137

Backlog Schedule:
2nd Quarter 2010		$9,263
3rd Quarter 2010 and thereafter		2,437
Total backlog		$11,700